Exhibit(a)(5)(I)
ACS Commences Offer to Purchase Up to 55.5 Million Shares of Its Class A Common Stock
Through a Modified ‘Dutch Auction’ Tender Offer
DALLAS, Feb. 9 /PRNewswire-FirstCall/ — Affiliated Computer Services, Inc. (NYSE: ACS), a premier provider of business process outsourcing and information technology solutions, today announced that it is commencing its modified “Dutch Auction” tender offer first announced on January 26, 2006. In the tender offer ACS is offering to purchase up to 55.5 million shares of its Class A common stock at a price per share not less than $56.00 and not greater than $63.00. The tender offer will expire at 5 p.m., New York City time, on Friday, March 10, 2006, unless extended. The number of shares proposed to be purchased in the tender offer represents approximately 47% of ACS’ currently outstanding common stock.
Neither ACS, nor its Board of Directors, the dealer manager, the information agent, or the depositary are making any recommendation to stockholders as to whether to tender or refrain from tendering their shares into the tender offer. Stockholders must decide how many shares they will tender, if any, and the price within the stated range at which they will tender their shares.
The tender offer is not contingent upon any minimum number of shares being tendered. The tender offer, however, is subject to a number of conditions, including the receipt of financing as noted below as well as any applicable regulatory or other consents, all as specified in the offer to purchase.
ACS has obtained a commitment letter from Citigroup Global Markets, Inc., which will be used to finance the tender offer. Accordingly, the tender offer is conditioned upon receipt of this financing pursuant to the terms and customary conditions contained in the commitment letter and on terms satisfactory to ACS on or prior to the expiration date of the tender offer.
ACS’ directors and executive officers have advised ACS that they do not intend to tender any of their shares in the tender offer.
Citigroup Global Markets, Inc., is the Company’s financial advisor and dealer manager for the tender offer.
ACS, a FORTUNE 500 company with more than 55,000 people supporting client operations in nearly 100 countries, provides business process outsourcing and information technology solutions to world-class commercial and government clients. The Company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS”. ACS makes technology work. Visit ACS on the Internet at www.acs-inc.com.
All statements in this news release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward- looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, and could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under the caption “Risks Related to Our Business” in the Company’s prior filings with the Securities and Exchange Commission, including the most recent quarterly report on Form 10-Q filed on February 9, 2006. In addition, we operate in a highly competitive and rapidly changing environment, and new risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention, to and undertake no obligation to, update or revise any forward-looking statement.
This statement is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any shares. The full details of the tender offer, along with the letter of transmittal and related materials, are expected to be mailed to stockholders promptly. Stockholders should carefully read the offer to purchase, the letter of transmittal and other related materials prior to making any decision with respect to the tender offer. Stockholders may obtain free copies of the tender offer statement and other filed documents relating thereto filed by the Company with the U.S. Securities and Exchange Commission at the Commission’s website at www.sec.gov or the Company’s website at www.acs-inc.com . Stockholders also may obtain a copy of these documents, free of charge, from Mellon Investor Services LLC, the Company’s information agent, by calling toll-free at (800) 835-0447.
SOURCE ACS, Inc.
     -0-                    02/09/2006
     /CONTACT: investor relations, Warren Edwards, Executive Vice President-
Chief Financial Officer, +1-214-841-8082, or warren.edwards@acs-inc.com , or media, Lesley Pool, Senior Vice President-Chief Marketing Officer,
+1-214-841-8028, or lesley.pool@acs-inc.com , both of Affiliated Computer
Services, Inc./
     /Web site: http://www.acs-inc.com /
     (ACS)
CO: ACS, Inc.; Citigroup Global Markets, Inc.; Affiliated Computer Services,
      Inc.
ST: Texas
IN: CPR STW
SU: TNM
KS-CJ
— DATH010 —
6083 02/09/2006 11:35 EST http://www.prnewswire.com
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Affiliated Computer Services’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.